AMENDED AND RESTATED
                         SHAREHOLDER SERVICES AGREEMENT

         AGREEMENT to be effective June 14, 2004, by and between PRINCIPAL MANAGEMENT CORPORATION, (the "Administrator") and Principal Life Insurance Company ("Principal Life").

     WHEREAS, The Administrator has entered into an Administrative Services Agreement with Principal Investors Fund, Inc. (the "Fund") pursuant to which the Administrator has agreed to provide certain shareholder services to retirement plans that are beneficial owners of the Plan Classes, as defined in the Administrative Services Agreement, of each of the series of the Fund that currently exists or hereafter is created and that offer the Plan Classes (the "Series"); and

     WHEREAS, Principal Life intends to act as plan administrator for certain Plans (the "Principal Life Plans"); and

     WHEREAS, The Administrator desires to contract with Principal Life to provide certain shareholder services for the Principal Life Plans.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.       APPOINTMENT OF SHAREHOLDER SERVICING AGENT

     The Administrator hereby appoints Principal Life to act as a shareholder servicing agent for the Principal Life Plans and to provide the services set forth below and Principal Life agrees to act, perform or assume the responsibility therefor in the manner and subject to the conditions hereinafter set forth.

2.   SERVICES FURNISHED BY PRINCIPAL LIFE

     Principal Life shall provide the shareholder and administrative services set forth below (the "Shareholder Services") to the Principal Life Plans and shall pay all expenses associated with providing those services. Shareholder Services shall not include any activities or expenses that are primarily intended to result in the sale of additional shares of the Fund. Shareholder Services and related expenses may include, but are not limited to, the following:

(a) receiving, aggregating and processing purchase, exchange and redemption requests from Principal Life Plans and placing purchase, exchange and redemption orders with the Fund's transfer agent;
(b) providing Principal Life Plans with a service that invests the assets of their accounts in shares pursuant to pre-authorized instructions;
(c) processing dividend payments from the Fund on behalf of Principal Life Plans and changing shareholder account designations;
(d)            maintaining account records for Principal Life Plans;
(e) providing notification to Principal Life Plans regarding transactions affecting their accounts; (f) forwarding prospectuses, financial reports, tax information and other communications from the Fund to
               Principal Life Plans;
(g) distributing, receiving, tabulating and transmitting voting instructions from Principal Life Plans; and (h) other similar administrative services.

     In the carrying out of this function, Principal Life may contract with others, including companies affiliated with Principal Life, for data systems, processing services and other administrative services. Principal Life may at any time or times in its discretion appoint (and may at any time remove) other parties, including companies affiliated with Principal Life, as its agent to carry out such provisions of the Agreement as Principal Life may from time to time direct; provided, however, that the appointment of any such agent shall not relieve Principal Life of any of its responsibilities or liabilities hereunder.

3.   COMPENSATION FOR SERVICES

     The Administrator will pay Principal Life a fee as described in Appendix A hereto for services provided pursuant to this agreement.

4.   LIMITATION OF LIABILITY OF PRINCIPAL LIFE

     Principal Life shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Administrator in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on Principal Life's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5.   DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Administrator or by Principal Life.

6.   AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

7.   ADDRESS FOR PURPOSE OF NOTICE

     Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Administrator and Principal Life for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392-0200.

8.   MISCELLANEOUS

     The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.


              Principal Management Corporation


       By     /s/Ernest H. Gillum
              ---------------------------------------------------------------
              Ernest H. Gillum, Vice President


              Principal Life Insurance Company


       By     /s/Ralph C. Eucher
              ---------------------------------------------------------------
              Ralph C. Eucher, Senior Vice President

                         PRINCIPAL INVESTORS FUND, INC.
                                   SCHEDULE A
       With respect to the shares of the Fund for which Principal Life provides services as described in this Agreement, the Administrator shall pay Principal Life a fee as follows: .



                      Fee as a Percentage of Average
                Share Class Daily Net Assets of the Series
                ------------------------------------------

            Advisors Signature                     0.28%
            Advisors Select                        0.20%
            Advisors Preferred                     0.15%
            Select                                 0.13%
            Preferred                              0.11%